Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

1 Year Barrier Securities Linked to an Equally Weighted Basket of Two Underlyings

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	S&P 500® Index (ticker: "SPX") (50% weighting) and Russell 2000® Index (ticker: "RTY") (50% weighting) (together, the "Basket")
Pricing date:	March 27, 2024
Valuation date:	March 31, 2025
Maturity date:	April 3, 2025
Return amount:	$1,000 × the basket return × the upside participation rate
Upside participation rate:	100.00%
Maximum return at maturity:	At least 11.00%*
Final barrier value:	80.00, 80.00% of the initial basket value
CUSIP / ISIN:	17291LSQ9 / US17291LSQ94
Initial basket value:	100
Final basket value:	100 x (1 + the sum of the weighted underlying returns of the underlyings)
Underlying return:	For each underlying, (i) its final underlying value *minus* its initial underlying value, *divided by* (ii) its initial underlying value
Basket return:	(i) The final basket value minus the initial basket value, divided by (ii) the initial basket value
Weighted underlying return:	For each underlying, its underlying return multiplied by its weighting
Final underlying value:	For each underlying, its closing value on the valuation date
Payment at maturity:	• If the final basket value is greater than the initial basket value: $1,000 + the return amount, subject to the maximum return at maturity • If the final basket value is less than or equal to the initial basket value but greater than or equal to the final barrier value: $1,000 • If the final basket value is less than the final barrier value: $1,000 + ($1,000 × the basket return) If the final basket value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	[Preliminary Pricing Supplement dated February 29, 2024]

* The actual maximum return at maturity will be determined on the pricing date.

** The diagram and the hypotheticals assume the lowest return at maturity.

Hypothetical Payment at Maturity per Security**


$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,110.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,000.00 Stated Principal Amount
$1,110.00 Maximum Payment at Maturity
Barrier Zone
A
B
C
D
-100%
-80%
-60%
-40%
-20%
0%
11%
20%
40%
60%
80%
Basket Return
The Basket
The Securities

	Hypothetical Basket Return on Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity
D	100.00%	11.00%	$1,110.00
	50.00%	11.00%	$1,110.00
	25.00%	11.00%	$1,110.00
	11.00%	11.00%	$1,110.00
C	10.99%	10.99%	$1,109.90
	5.00%	5.00%	$1,050.00
B	0.00%	0.00%	$1,000.00
	-10.00%	0.00%	$1,000.00
	-20.00%	0.00%	$1,000.00
A	-20.01%	-20.01%	$799.90
	-25.00%	-25.00%	$750.00
	-50.00%	-50.00%	$500.00

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Selected Risk Considerations

- You may lose a significant portion or all of your investment. Your payment at maturity will depend on the final basket value. If the final basket value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the basket has declined from the initial basket value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
- Your potential return on the securities is limited to the maximum return at maturity.
- The securities do not pay interest.
- You will not receive dividends or have any other rights with respect to the underlyings.
- Your payment at maturity depends on the closing value of the basket on a single day.
- The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
- The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
- The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
- The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
- The Russell 2000® Index is subject to risks associated with small capitalization stocks.
- The issuer and its affiliates may have conflicts of interest with you.
- The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.